PRUDENTIAL TAX-FREE MONEY FUND, INC.

                              Amended and Restated
                          Distribution and Service Plan
                                (Class A Shares)


                                  INTRODUCTION

        The Distribution and Service Plan (the Plan) set forth below which is designed to conform to the requirements of Rule 12b-1 under the Investment Company Act of 1940 (the Investment Company Act) and Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (NASD) has been adopted by Prudential Tax-Free Money Fund, Inc. (the Fund) and by Prudential Investment Management Services LLC, the Fund's distributor (the Distributor).

        The Fund has entered into a distribution agreement pursuant to which the Fund will employ the Distributor to distribute Class A shares issued by the Fund (Class A shares). Under the Plan, the Fund intends to pay to the Distributor, as compensation for its services, a distribution and service fee with respect to Class A shares.

        A majority of the Board of Directors of the Fund, including a majority of those Directors who are not "interested persons" of the Fund (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the Rule 12b-1 Directors, have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption and continuation of this Plan will benefit the Fund and its shareholders. Expenditures under this Plan by the Fund for Distribution Activities (defined below) are primarily intended to result in the sale of Class A shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the Investment Company Act.


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        The purpose of the Plan is to create incentives to the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Fund, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.

                                    THE PLAN

        The material aspects of the Plan are as follows:

1. DISTRIBUTION ACTIVITIES

        The Fund shall engage the Distributor to distribute Class A shares of the Fund and to service shareholder accounts using all of the facilities of the Distributor's distribution network, including sales personnel and branch office and central support systems, and also using such other qualified broker-dealers and financial institutions as the Distributor may select, including Prudential Securities Incorporated (Prudential Securities) and Pruco Securities Corporation (Prusec). Services provided and activities undertaken to distribute Class A shares of the Fund are referred to herein as "Distribution Activities."

2. PAYMENT OF SERVICE FEE

        The Fund shall pay to the Distributor as compensation for providing personal service and/or maintaining shareholder accounts a service fee of .125 of 1% per annum of the average daily net assets of the Class A shares (service fee). The Fund shall calculate and accrue daily amounts payable by the Class A shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Directors may determine.


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3. PAYMENT FOR DISTRIBUTION ACTIVITIES

        The Fund shall pay to the Distributor as compensation for its services a distribution fee, together with the service fee (described in Section 2 hereof), of .125 of 1% per annum of the average daily net assets of the Class A shares of the Fund for the performance of Distribution Activities. The Fund shall calculate and accrue daily amounts payable by the Class A shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Directors may determine. Amounts payable under the Plan shall be subject to the limitations of Rule 2830 of the NASD Conduct Rules.

4. QUARTERLY REPORTS; ADDITIONAL INFORMATION

        An appropriate officer of the Fund will provide to the Board of Directors of the Fund for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board of Directors of the Fund such additional information as the Board shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

        The Distributor will inform the Board of Directors of the Fund of the commissions and account servicing fees to be paid by the Distributor to account executives of the Distributor and to broker-dealers and financial institutions which have dealer agreements with the Distributor.

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5. EFFECTIVENESS; CONTINUATION

        The Plan shall not take effect until it has been approved by a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class A shares of the Fund.

        If approved by a vote of a majority of the outstanding voting securities of the Class A shares of the Fund, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board of Directors of the Fund and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

6. TERMINATION

        This Plan may be terminated at any time, without the payment of any penalty, by a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class A shares of the Fund, or by the Distributor, on sixty (60) days' written notice to the other party. This Plan shall automatically terminate in the event of its assignment.

7. AMENDMENTS

        The Plan may not be amended to change the combined service and distribution fees to be paid as provided for in Sections 2 and 3 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class A shares of the Fund. All material amendments of the Plan shall be approved by a majority of the Board of Directors of the Fund and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the Plan.


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8. RULE 12B-1 DIRECTORS

        While the Plan is in effect, the selection and nomination of the Directors shall be committed to the discretion of the Rule 12b-1 Directors.

9. RECORDS

        The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.
Dated: June 1, 1998